Exhibit 99.1

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President of Finance, Investor Relations & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Announces Record Revenue and Third Quarter 2007 Financial Results

CARLSBAD, Calif., October 23, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today financial results and record revenue for the third quarter ended September 30, 2007.

Third Quarter 2007 Results Highlights:

•	Consolidated revenues grew 17.1% to a quarterly record of $20.3 million from Q3 2006 to Q3 2007

•	U.S. revenues grew 20.0% to $16.8 million from Q3 2006 to Q3 2007

•	Asia revenue grew 4.6% to $3.5 million from Q3 2006 to Q3 2007

•	Non-GAAP net loss per share for the quarter was $(0.04); from a non-GAAP net loss of $(0.13) during Q3 2006

•	Consolidated adjusted EBITDA grew to $1.5 million in Q3 2007 from negative adjusted EBITDA of $2.4 million in Q3 2006

•	Completed follow-on equity offering with net proceeds of $32.2 million

•	Acquired exclusive worldwide license for vertebroplasty technology system as an entry into the large and growing vertebral compression fracture market

•	Acquired exclusive worldwide license for a proprietary system to deliver minimally invasive guided lumbar interbody fusion (“GLIF”) solutions

Third Quarter 2007 Results:

Consolidated revenues for the third quarter of 2007 were $20.3 million, an increase of 8.0% from the $18.8 million reported for the second quarter of 2007 and an increase of 17.1% from the $17.4 million reported for the third quarter of 2006. U.S. revenues for the third quarter of 2007 were $16.8 million, an increase of 3.8% from the $16.2 million reported for the second quarter of 2007 and an increase of 20.0% from the $14.0 million reported for the third quarter of 2006. Asia revenues for the third quarter of 2007 were $3.5 million, an increase of 33.9% from the $2.6 million reported for the second quarter of 2007 and an increase of 4.6% from the $3.4 million reported for the third quarter of 2006.

Net loss computed in accordance with U.S. generally accepted accounting principles (GAAP) for the third quarter of 2007 was $5.6 million, or ($0.16) per share (diluted), compared with a GAAP net loss of $703,000, or ($0.02) per share (diluted), for the second quarter of 2007, and GAAP net loss of $5.5 million, or ($0.16) per share (diluted), for the third quarter of 2006. GAAP net loss for the third quarter of 2007 includes $2.3 million of in-process research and development expense associated with the acquisition of the GLIF system. In 2006, the net loss is after accretion related to our redeemable preferred stock of $30,000, or ($0.00) per share.

Net revenue for the nine months ended September 30, 2007 was $58.7 million, an increase of 7.1% from the $54.8 million reported for the nine months ended September 30, 2006. Net loss computed in accordance with GAAP for the nine months ended September 30, 2007 was $9.0 million, or ($0.26) per share (diluted), compared with GAAP net loss of $18.0 million, or ($0.72) per share (diluted), for the nine months ended September 30, 2006. GAAP net loss for the nine months ended September 30, 2007 includes $2.3 million of in-process research and development expense associated with the acquisition of the GLIF system. In 2006, the net loss is after accretion related to our redeemable preferred stock of $3.5 million, or ($0.14) per share.

In addition to GAAP results, Alphatec reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), net earnings or net loss, and net earnings or net loss per share calculations, as adjusted or on a non-GAAP basis. A discussion of Alphatec’s use of these non-GAAP financial measures is set forth below for the three and nine months ended September 30, 2007 and 2006, respectively.

EBITDA, as adjusted, for the third quarter of 2007, improved substantially to $1.5 million compared to adjusted EBITDA of $740,000 for the second quarter of 2007 and compared to negative adjusted EBITDA of $2.4 million for the third quarter of 2006.

Non-GAAP net loss for the third quarter of 2007 was $1.5 million, or ($0.04) per share (diluted), compared with a non-GAAP net loss of $1.9 million, or ($0.06) per share (diluted), for the second quarter of 2007, and non-GAAP net loss of $4.2 million, or ($0.13) per share (diluted), for the third quarter of 2006.

“During the third quarter we made substantial strides in rebuilding on our heritage of customer service to the physician and developing innovative product solutions for the spinal disorder marketplace,” stated Dirk Kuyper, President and CEO. “In addition to the follow-on equity offering that we completed in the third quarter, we also completed the refinancing of our asset-based line-of-credit that will provide Alphatec with additional liquidity options to execute our plan of being the leading independent spinal disorder solutions company. The Alphatec team is coming together nicely and we are focused on accelerating our new product momentum and commercializing the exciting platform technologies that we licensed in the third quarter.”

As of September 30, 2007, cash and cash equivalents, including restricted cash, totaled $36.8 million.

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income

(loss) excluding the effects of interest, taxes, depreciation, amortization, stock based compensation costs, and other non-recurring income of expense items. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles. In prior periods, EBITDA was calculated as detailed above, with the exclusion of other income.

The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because excluded items often have a material effect on the company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The company believes that EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the company’s financial results.

The company believes that non-GAAP net earnings or net loss figures and non-GAAP net earnings or loss per share calculation provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses a non-GAAP net earnings or loss calculation in evaluating the overall performance of the company’s business operations.

Conference Call

Alphatec will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec website at www.alphatecspine.com. The dial-in number for the conference call is (888) 245-0988. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec’s website, for one year.

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, vertebral compression fractures and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 22 issued U.S. patents, six issued foreign patents and 21 pending patent applications, including 10 pending U.S. applications, six pending international applications and five pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine fusion market, which is estimated by Alphatec to be more than $5.9 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s ability to successfully design, develop, manufacture and market products for the surgical treatment of spine disorders and Alphatec’s expectations regarding the continued growth of the U.S. and global spine market. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully control its costs, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to enter the high-growth areas of spine disorders, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing new products or products currently in Alphatec’s pipeline, failure to successfully introduce and develop new products, including products related to the license agreements entered into in the third quarter of 2007, failure to achieve acceptance of Alphatec’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property. Please refer to the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$20,319	$17,358	$58,689	$54,809
Cost of revenues	7,379	6,606	21,096	19,583

Gross profit	12,940	10,752	37,593	35,226
% revenue	63.7%	61.9%	64.1%	64.3%
Operating expenses:
Research and development	1,336	1,016	4,105	2,576
In-process research and development	2,344	0	2,344	0
Sales and marketing	7,506	8,587	22,295	23,130
General and administrative	7,122	6,758	17,379	22,050

Total operating expenses	18,308	16,361	46,123	47,756

Operating loss	(5,368)	(5,609)	(8,530)	(12,530)
Interest and other income (expense), net	11	171	(147)	(2,026)

Loss before taxes	(5,357)	(5,438)	(8,677)	(14,556)
Income taxes	221	0	278	(64)

Net loss	(5,578)	(5,438)	(8,955)	(14,492)
Accretion to redemption value of redeemable convertible preferred	0	(30)	0	(3,480)

Net loss applicable to common stockholders’	$(5,578)	$(5,468)	$(8,955)	$(17,972)

Net loss per common share:
Basic	$(0.16)	$(0.16)	$(0.26)	$(0.72)
Diluted	$(0.16)	$(0.16)	$(0.26)	$(0.72)
Weighted-average shares:
Basic	35,634	33,376	34,370	25,105
Diluted	35,634	33,376	34,370	25,105
Adjusted net loss calculation:
Net loss applicable to common stockholders’	$(5,578)	$(5,468)	$(8,955)	$(17,972)
Significant items:
Stock-based compensation	236	1,165	78	3,375
In-process research and development	2,344	0	2,344	0
IPO related bonuses	0	0	0	1,615
Lawsuit settlement/plant shutdown/relocation	1,057	0	2,105	401
Severance cost (reduction)	402	100	(1,476)	537

Net loss as adjusted	$(1,539)	$(4,203)	$(5,904)	$(12,044)

Adjusted net loss per common share:
Basic	$(0.04)	$(0.13)	$(0.17)	$(0.48)
Diluted	$(0.04)	$(0.13)	$(0.17)	$(0.48)
EBITDA and significant items:
Operating loss	$(5,368)	$(5,609)	$(8,530)	$(12,530)
Addback:
Stock-based compensation	236	1,165	78	3,375
Depreciation	1,727	1,118	4,705	2,606
Amortization of intangibles	1,065	857	3,024	2,528

Total EBITDA	(2,340)	(2,469)	(723)	(4,021)

Significant items:
In-process research and development	2,344	0	2,344	0
IPO related bonuses	0	0	0	1,615
Lawsuit settlement/plant shutdown/relocation	1,057	0	2,105	401
Severance cost (reduction)	402	100	(1,476)	537

EBITDA as adjusted	$1,463	$(2,369)	$2,250	$(1,468)

ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$33,661	$16,943
Restricted Cash	3,100	1,100
Accounts receivable, net	12,807	10,583
Inventories, net	18,220	13,454
Prepaid expenses and other current assets	2,469	2,234
Deferred income taxes	1,213	1,184

Total current assets	71,470	45,498
Property and equipment, net	12,507	12,583
Goodwill	59,465	60,389
Intangibles, net	12,138	10,185
Other assets	1,160	622

Total assets	$156,740	$129,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,931	$5,798
Accrued expenses	10,981	10,369
Lines of credit	2,698	3,163
Current portion of long-term debt	2,475	2,060

Total current liabilities	21,085	21,390
Total long term liabilities	6,370	6,464
Minority Interest	0	2,724
New redeemable preferred stock	23,682	23,703
Total equity	105,603	74,996

Total liabilities and stockholders' equity	$156,740	$129,277